101 JFK Parkway   Short Hills, NJ 07078
news release
Contact: Domenick Cama ISBC
(973) 924-5105
dcama@isbnj.com

Investors Bancorp, Inc. Announces Fourth Quarter and Year-End Financial Results

Short Hills, N.J. – (PR NEWSWIRE) – July 29, 2008 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Savings Bank (“Bank”), reported today the results of its operations for the three months and year ended June 30, 2008.

Net income was $5.5 million for the three months ended June 30, 2008 compared to net income of $2.9 million for the three months ended June 30, 2007. Net income for the year ended June 30, 2008 was $16.0 million compared to net income of $22.3 million for the year ended June 30, 2007. Net income for the year ended June 30, 2007 included a $9.9 million tax benefit, partially offset by a $3.7 million pre-tax loss from a balance sheet restructuring.

Basic and diluted earnings were $0.05 per share for the three months ended June 30, 2008, compared to basic and diluted earnings of $0.03 per share for the three months ended June 30, 2007. Basic and diluted earnings were $0.15 per share for the year ended June 30, 2008, compared to basic and diluted earnings of $0.20 per share for the year ended June 30, 2007.

Net interest margin increased by 47 basis points to 2.09% for the quarter ended June 30, 2008 compared to 1.62% for the quarter ended June 30, 2007. For the year ended June 30, 2008, the net interest margin increased by 16 basis points to 1.81% compared to 1.65% for the year ended June 30, 2007.

Net loans increased by $1.05 billion, or 28.8%, to $4.67 billion at June 30, 2008 from $3.62 billion at June 30, 2007 while securities decreased $378.8 million, or 20.6%, to $1.46 billion at June 30, 2008 from $1.84 billion at June 30, 2007.

Deposits increased $202.1 million, or 5.4%, to $3.97 billion at June 30, 2008 from $3.77 billion at June 30, 2007. Borrowings also increased by $524.9 million, or 50.5%, to $1.56 billion at June 30, 2008 from $1.04 billion at June 30, 2007 as the Company took advantage of lower rates for longer term wholesale borrowings to fund new loan growth.

Common stock repurchased for the year ended June 30, 2008 was 4,339,530 shares including 869,501 shares repurchased during the three months ended June 30, 2008. Since announcing our first share repurchase program on September 25, 2006, the Company has repurchased a total of 10,813,225 shares. Under the approved stock repurchase program an additional 3,726,944 shares may be purchased.

Kevin Cummings, the Company’s president and CEO said he was pleased with the year and the quarter’s results, “despite the adverse economic and credit environments, we have made great progress toward our transformation to a more retail like bank with loan growth over $1 billion and deposit growth over $200 million. We are well positioned with a strong 12.91% capital ratio to take advantage of growth opportunities.”

Mr. Cummings added, “This recent credit cycle has had a severe impact on many financial institutions, forcing many of them to shed quality assets in an attempt to maintain higher capital ratios or withdraw from lending businesses they once dominated. This has created an opportunity for us to grow assets.” Total assets of the Company grew over 12% during the year ended June 30, 2008.

On June 6, 2008, the Company completed its acquisition of Summit Federal Bankshares, Inc. (“Summit Federal”), which operated five branches in Union, Middlesex, Hunterdon and Warren counties, New Jersey and as of March 31, 2008, had assets of $112.2 million, deposits of $95.8 million and equity of $15.2 million. This transaction involved the combination of mutual enterprises and, therefore, was accounted for as a pooling of interests. All financial information has been restated to include amounts for Summit Federal, based on historical costs, for all periods presented.

There was no consideration paid to Summit Federal as a mutual entity, however, in connection with the acquisition, the Company issued 1,744,592 additional shares of its common stock to Investors Bancorp, MHC (“Investors MHC”), based on the pro forma market value of $25.0 million for Summit Federal and the average closing price of a share of the Company’s common stock, as reported on NASDAQ, for twenty (20) consecutive trading days ending on June 4th.

Commenting on the acquisition, Mr. Cummings said, “We are pleased to welcome the employees and customers of Summit Federal to the Investors family. We look forward to working with the employees and serving our new customers with the expanded suite of products we offer. This unique and creative acquisition of a mutual institution complements our franchise while building value for shareholders.”

Mr. Cummings summed up his comments, “Overall we were pleased with the quarter and year end results including the growth in net interest margin, and despite an increase in non-performing assets, the continued solid performance of the loan portfolio. We remain focused on navigating through this difficult environment emphasizing credit quality and expense control while cautiously growing total assets and managing capital.”

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $6.7 million, or 9.3%, to $79.5 million for the three months ended June 30, 2008 from $72.7 million for the three months ended June 30, 2007. This increase is primarily due to a $563.7 million, or 10.4%, increase in the average balance of interest-earning assets to $6.00 billion for the three months ended June 30, 2008 from $5.44 billion for the three months ended June 30, 2007, as we took advantage of several opportunities to purchase high quality residential loans from other financial institutions. This was partially offset by a 5 basis point decrease in the weighted average yield on interest-earning assets to 5.30% for the three months ended June 30, 2008 compared to 5.35% for the three months ended June 30, 2007.

Interest income on loans increased by $11.9 million, or 24.0%, to $61.4 million for the three months ended June 30, 2008 from $49.5 million for the three months ended June 30, 2007, reflecting an $891.1 million, or 25.5%, increase in the average balance of net loans to $4.39 billion for the three months ended June 30, 2008 from $3.50 billion for the three months ended June 30, 2007, consistent with our strategic plan to change our mix of assets by increasing the size of our loan portfolio while reducing the size of our securities portfolio. This was partially offset by a 6 basis point decrease in the average yield on loans to 5.59% for the three months ended June 30, 2008 from 5.65% for the three months ended June 30, 2007 as a number of our adjustable rate commercial and construction loans re-priced downward reflecting reductions in market indices.

Interest income on all other interest-earning assets, excluding loans, decreased by $5.2 million, or 22.2%, to $18.1 million for the three months ended June 30, 2008 from $23.2 million for the three months ended June 30, 2007. This decrease reflected a $327.4 million decrease in the average balance of securities and other interest-earning assets, consistent with our strategic plan to change our mix of assets by reducing the size of our securities portfolio and increasing the size of our loan portfolio. In addition, there was a 30 basis point decrease in the average yield on securities and other interest-earning assets to 4.50% for the three months ended June 30, 2008 from 4.80% for the three months ended June 30, 2007 as some of our adjustable rate securities re-priced in relation to current market rates.

Total interest and dividend income increased by $27.6 million, or 9.7%, to $312.8 million for the year ended June 30, 2008 from $285.2 million for the year ended June 30, 2007. This increase was primarily due to a $333.3 million, or 6.1%, increase in the average balance of interest-earning assets to $5.80 billion for the year ended June 30, 2008 from $5.47 billion for the year ended June 30, 2007. We took advantage of several opportunities to grow assets by purchasing high quality residential mortgage loans, particularly over the last quarter. In addition, there was a 17 basis point increase in the weighted average yield on interest-earning assets to 5.39% for the year ended June 30, 2008 compared to 5.22% for the year ended June 30, 2007.

Interest income on loans increased by $46.6 million, or 25.5%, to $229.6 million for the year ended June 30, 2008 from $183.0 million for the year ended June 30, 2007, reflecting a $737.6 million, or 22.3%, increase in the average balance of net loans to $4.04 billion for the year ended June 30, 2008 from $3.31 billion for the year ended June 30, 2007. In addition, the average yield on loans increased to 5.68% for the year ended June 30, 2008 from 5.54% for the year ended June 30, 2007.

Interest income on all other interest-earning assets, excluding loans, decreased by $19.1 million, or 18.6%, to $83.2 million for the year ended June 30, 2008 from $102.2 million for the year ended June 30, 2007. This decrease reflected a $404.3 million decrease in the average balance of securities and other interest-earning assets, which is consistent with our strategic plan to change our mix of assets by reducing the size of our securities portfolio and increasing the size of our loan portfolio. In addition, the average yield on securities and other interest-earning assets remained consistent at 4.73% for the years ended June 30, 2008 and 2007.

Interest Expense

Total interest expense decreased by $2.6 million, or 5.1%, to $48.1 million for the three months ended June 30, 2008 from $50.6 million for the three months ended June 30, 2007. This decrease was primarily due to a 68 basis point decrease in the weighted average cost of total interest-bearing liabilities to 3.67% for the three months ended June 30, 2008 compared to 4.35% for the three months ended June 30, 2007. This was partially offset by a $585.8 million, or 12.6% increase in the average balance of total interest-bearing liabilities to $5.25 billion for the three months ended June 30, 2008 from $4.66 billion for the three months ended June 30, 2007.

Interest expense on interest-bearing deposits decreased $3.7 million, or 9.7% to $34.5 million for the three months ended June 30, 2008 from $38.3 million for the three months ended June 30, 2007. This decrease was due to a 65 basis point decrease in the average cost of interest-bearing deposits to 3.52% for the three months ended June 30, 2008 compared to 4.17% for the three months ended June 30, 2007, as lower short term interest rates allowed us to lower our deposit rates. This was partially offset by a $252.0 million increase in the average balance of interest-bearing deposits.

Interest expense on borrowed funds increased by $1.2 million, or 9.3%, to $13.5 million for the three months ended June 30, 2008 from $12.4 million for the three months ended June 30, 2007. This increase was caused by a $333.9 million, or 33.7%, increase in the average balance of borrowed funds to $1.32 billion for the three months ended June 30, 2008 from $989.3 million for the three months ended June 30, 2007, partially offset by a 92 basis point decrease in the average cost of borrowed funds to 4.09% for the three months ended June 30, 2008 from 5.01% for the three months ended June 30, 2007. We increased our use of longer term borrowed funds to help fund loan growth for the quarter.

Total interest expense increased by $12.4 million, or 6.4%, to $207.7 million for the year ended June 30, 2008 from $195.3 million for the year ended June 30, 2007. This increase was primarily due to a $399.1 million, or 8.6%, increase in the average balance of total interest-bearing liabilities to $5.05 billion for the year ended June 30, 2008 from $4.65 billion for the year ended June 30, 2007 partially offset by 9 basis point decrease in the weighted average cost of total interest-bearing liabilities to 4.11% for the year ended June 30, 2008 compared to 4.20% for the year ended June 30, 2007.

Interest expense on interest-bearing deposits increased $12.6 million, or 9.0%, to $152.7 million for the year ended June 30, 2008 from $140.1 million for the year ended June 30, 2007. This increase was due to a $312.3 million increase in the average balance of interest-bearing deposits and a 1 basis point increase in the average cost of interest-bearing deposits to 3.98% at June 30, 2008.

Interest expense on borrowed funds decreased by $177,000, or 0.3%, to $55.0 million for the year ended June 30, 2008 from $55.1 million for the year ended June 30, 2007. This decrease was primarily due to a 36 basis point decrease in the average cost of borrowed funds to 4.55% for the year ended June 30, 2008 from 4.91% for the year ended June 30, 2007 as lower short term interest rates allowed us to obtain funding at lower interest rates. This was partially offset by an $86.8 million, or 7.7%, increase in the average balance of borrowed funds to $1.21 billion for the year ended June 30, 2008 from $1.12 billion for the year ended June 30, 2007.

Net Interest Income

Net interest income increased by $9.3 million, or 42.2%, to $31.4 million for the three months ended June 30, 2008 from $22.1 million for the three months ended June 30, 2007. Our net interest margin increased by 47 basis points from 1.62% for the three months ended June 30, 2007 to 2.09% for the three months ended June 30, 2008.

Net interest income increased by $15.2 million, or 16.8%, to $105.1 million for the year ended June 30, 2008 from $90.0 million for the year ended June 30, 2007. Our net interest margin also increased by 16 basis points from 1.65% for the year ended June 30, 2007 to 1.81% for the year ended June 30, 2008.

The increase in net interest income for the three months and year ended June 30, 2008, can partially be attributed to lower short term interest rates and more stable longer term rates. The effect of this steeper yield curve allowed us to lower deposit rates while keeping mortgage rates relatively stable. In addition, we were able to take advantage of several opportunities to purchase high quality residential loans at favorable prices to grow our loan portfolio. The increase was partially offset by the average balance of interest-bearing liabilities increasing for the three months and year ended June 30, 2008.

Provision for Loan Losses

The provision for loan losses was $3.7 million for the three months ended June 30, 2008 compared to $203,000 for the three months ended June 30, 2007. Net charge-offs were $2,000 for the three months ended June 30, 2008 compared to $21,000 for the three months ended June 30, 2007.

The provision for loan losses was $6.6 million for the year ended June 30, 2008 compared to $729,000 for the year ended June 30, 2007. There were net charge-offs of $31,000 for the year ended June 30, 2008 compared to net charge-offs of $29,000 for the year ended June 30, 2007.

The allowance for loan losses increased by $6.6 million to $13.6 million at June 30, 2008 from $7.0 million at June 30, 2007. The increase in the allowance is primarily attributable to the higher current year loan loss provision which reflects the overall growth in the loan portfolio, particularly residential and commercial real estate loans; the increased inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending; an internal downgrade of the risk ratings on two construction loans; the increase in non-performing loans; and the adverse economic environment.

Total non-performing loans, defined as non-accruing loans, increased by $14.2 million to $19.4 million at June 30, 2008 from $5.1 million at June 30, 2007. This increase is primarily the result of a previously downgraded $11.0 million construction loan which was placed on non-accrual status during the three months ended June 30, 2008. The loan was 60 days delinquent at June 30 and while the borrower continues to work with the Company to bring the loan current, we can not be assured at this time the borrower will be successful. A $1.5 million specific reserve has been established for this loan in the allowance for loan losses. The ratio of non-performing loans to total loans was 0.42% at June 30, 2008 compared to 0.14% at June 30, 2007. The allowance for loan losses as a percentage of non-performing loans was 70.03% at June 30, 2008 compared with 135.00% at June 30, 2007. At June 30, 2008 our allowance for loan losses as a percentage of total loans was 0.29% compared with 0.19% at June 30, 2007. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible continuation of the current adverse economic environment.

Non-Interest Income

Total non-interest income decreased by $459,000 to $1.4 million for the three months ended June 30, 2008 from $1.9 million for the three months ended June 30, 2007. This decrease was primarily due to a $441,000 loss on security transactions, which reflected a $409,000 other-than-temporary impairment charge recorded on a $6.0 million mutual fund investment acquired in the merger of Summit Federal.

Total non-interest income increased by $4.2 million to $7.4 million for the year ended June 30, 2008 from $3.2 million for the year ended June 30, 2007. This increase was largely the result of a $682,000 loss on securities transactions in the year ended June 30, 2008 primarily attributed to a $651,000 other-than-temporary impairment charge recorded on the above-mentioned mutual fund investment, compared to a $3.8 million loss on the sale of securities recorded during the year ended June 30, 2007 primarily attributed to a balance sheet restructuring. Additionally, the gain on loan sales increased by $361,000 to $605,000 for the year ended June 30, 2008 from $244,000 for the year ended June 30, 2007 and income associated with our bank owned life insurance increased $223,000. Other non-interest income also increased $246,000 partially due to a $105,000 gain realized on the redemption of the Visa stock received in connection with Visa’s initial public offering.

Non-Interest Expenses

Total non-interest expenses increased by $567,000, or 2.8%, to $20.7 million for the three months ended June 30, 2008 from $20.1 million for the three months ended June 30, 2007. This increase was due primarily to $723,000 in non-recurring compensation expense recorded as a result of the merger of Summit Federal for a retirement plan payout and employee retention bonuses, as well as a $237,000 increase in data processing expense which included merger conversion costs. Additionally, occupancy expense increased by $155,000, due in part to the opening of a new branch in Red Bank during the quarter, and there were higher compensation costs associated with staff additions and normal merit increases. These increases were partially offset by a compensation expense reduction of $1.1 million for employee benefit plans.

Total non-interest expenses increased by $3.2 million, or 4.1%, to $80.8 million for the year ended June 30, 2008 from $77.6 million for the year ended June 30, 2007. This increase was primarily the result of compensation and fringe benefits increasing by $2.7 million, or 5.2%, to $53.9 million for the year ended June 30, 2008. The year ended June 30, 2008 included a $3.9 million increase in expense for the equity incentive plan compared to the prior fiscal year as the plan was in effect for only a portion of fiscal 2007. In addition, there was approximately $1.5 million in non-recurring compensation expense recorded as a result of the merger of Summit Federal for a retirement plan payout and employee retention bonuses. Additionally, the increase reflects staff additions in our commercial real estate, retail banking areas and our mortgage company as well as normal merit increases and increases in employee benefit costs. These increases were partially offset by a $2.3 million gain related to the curtailment and settlement of our postretirement benefit obligation and a $1.1 million compensation expense reduction for employee benefit plans during the year.

Income Taxes

Income tax expense was $2.9 million for the three months ended June 30, 2008, as compared to $712,000 for the three months ended June 30, 2007. Our effective tax expense rates were 34.91% and 19.59% for the three months ended June 30, 2008 and 2007, respectively.

Income tax expense was $9.0 million for the year ended June 30, 2008, as compared to an income tax benefit of $7.5 million for the year ended June 30, 2007. The tax benefit in fiscal 2007 was largely attributable to an $8.7 million reduction in the deferred tax asset valuation allowance. The reduction was primarily the result of the reversal of a substantial portion of the previously-established deferred tax asset valuation allowance, as management determined that it is more likely than not that the deferred tax asset will be recognized.

Balance Sheet Summary

Total assets increased by $697.1 million, or 12.2%, to $6.42 billion at June 30, 2008 from $5.72 billion at June 30, 2007. This increase was largely the result of the growth in our loan portfolio partially offset by the decrease in our securities portfolio. The cash flow from our securities portfolio is being used to help fund our loan growth, consistent with our strategic plan.

Net loans, including loans held for sale, increased by $1.05 billion, or 29.0%, to $4.68 billion at June 30, 2008 from $3.63 billion at June 30, 2007. This increase in loans reflects our continued focus on loan originations and purchases. The loans we originate and purchase are made primarily on properties in New Jersey. To a lesser degree, we originate and purchase loans in states in close proximity to New Jersey as a way to geographically diversify our residential loan portfolio. We do not originate or purchase and our loan portfolio does not include any sub-prime loans or option ARMs.

We originate residential mortgage loans directly and through our mortgage subsidiary, ISB Mortgage Co. During the year ended June 30, 2008 we originated $284.9 million in residential mortgage loans. In addition, we purchase mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the year ended June 30, 2008, we purchased loans totaling $563.6 million from these entities. We also purchase pools of mortgage loans in the secondary market on a “bulk purchase” basis from several well-established financial institutions. During the year ended June 30, 2008, we took advantage of several opportunities to purchase $436.5 million of residential mortgage loans that met our underwriting criteria on a “bulk purchase” basis.

Additionally, for the year ended June 30, 2008, we originated $139.9 million in multi-family and commercial real estate loans and $174.1 million in construction loans. This is consistent with our strategy of originating multi-family, commercial real estate and construction loans to diversify our loan portfolio.

Securities, in the aggregate, decreased by $378.8 million, or 20.6%, to $1.46 billion at June 30, 2008, from $1.84 billion at June 30, 2007. The cash flows from our securities portfolio are being used to help fund our loan growth. This is consistent with our strategic plan to change our mix of assets by reducing the size of our securities portfolio and increasing the size of our loan portfolio.

As part of the merger with Summit Federal, we acquired a $6.0 million mutual fund investment which was deemed other-than-temporarily impaired and written down to fair value through pre-tax charges totaling $651,000 for the year ended June 30, 2008. Management has begun liquidating this investment and future decreases in value will be recorded as incurred.

Securities include pooled trust preferred securities, principally issued by banks, with an amortized cost of $178.7 million and a fair value of $135.5 million at June 30, 2008. These securities have been classified in the held to maturity portfolio since their purchase and are performing in accordance with contractual terms. The Company has the ability and intent to hold these securities until maturity. Given the challenging environment for most banks in the U.S., there has been an increase in payment deferrals by issuers and a steady decline in the fair value of these securities. At June 30, 2008, this portfolio contained securities with an amortized cost of $13.1 million which had an investment grade rating of AAA and $165.6 million with an investment grade rating of A. The Fitch rating agency has recently placed a number of these securities on negative credit watch while they evaluate the current rating for possible downgrade. We own 16 securities with an amortized cost of $89.8 million and a fair value of $67.9 million currently being reviewed by Fitch. At June 30, 2008, all of these securities have projected cash flows in excess of future contractual principal and interest payments. In the event these securities are downgraded below investment grade (BBB) or the projected cash flows are not adequate to meet contractual obligations, the Company will evaluate them for other-than-temporary impairment at that time.

The securities portfolio also includes AAA rated private label mortgage backed securities with an amortized cost of $206.6 million and a fair value of $196.4 million. These securities were originated in the period 2002-2004 and are performing in accordance with contractual terms. The decrease in fair value for these securities is attributed to changes in market interest rates. The securities portfolio does not include any FNMA or Freddie Mac common or preferred stock.

The amount of stock we own in the Federal Home Loan Bank (FHLB) increased by $26.9 million from $34.1 million at June 30, 2007 to $60.9 million at June 30, 2008 as a result of an increase in our level of borrowings at June 30, 2008. Bank owned life insurance increased by $4.0 million from $92.2 million at June 30, 2007 to $96.2 million at June 30, 2008. There was also an increase in accrued interest receivable of $2.9 million resulting from an increase in the average balance and yield of our interest-earning assets.

Deposits increased by $202.1 million, or 5.4%, to $3.97 billion at June 30, 2008 from $3.77 billion at June 30, 2007. Certificates of deposits, savings account deposits and money market account deposits increased by $102.1 million, $58.3 million and $46.7 million, respectively. These increases were partially offset by a $5.1 million decrease in checking account deposits.

Borrowed funds increased $524.9 million, or 50.5%, to $1.56 billion at June 30, 2008 from $1.04 billion at June 30, 2007. We utilized wholesale borrowings to fund a portion of our loan growth because of the lower rates available in the wholesale markets for longer term borrowings. Using longer term borrowings to fund mortgage loans helps to reduce interest rate risk of longer term assets.

Stockholders’ equity decreased $30.3 million to $828.5 million at June 30, 2008 from $858.9 million at June 30, 2007. The decrease is primarily attributed to the repurchase of our common stock totaling $58.0 million partially offset by net income of $16.0 million for the year ended June 30, 2008. Other factors impacting stockholders’ equity were compensation costs associated with stock options and restricted stock, the change in the accumulated other comprehensive loss, and the allocation of ESOP shares.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Savings Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and fifty-two branch offices located in Essex, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Somerset, Union and Warren Counties, New Jersey.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
June 30, 2008 (Unaudited) and June 30, 2007

	June 30, 2008	June 30, 2007
	(In thousands)
Assets
Cash and cash equivalents	$22,823	35,582
Securities available-for-sale, at estimated fair value	203,032	257,939
Securities held-to-maturity, net (estimated fair value of $1,198,053 and $1,515,181 at June 30, 2008 and June 30, 2007, respectively)	1,255,054	1,578,922
Loans receivable, net	4,670,150	3,624,998
Loans held-for-sale	9,814	3,410
Stock in the Federal Home Loan Bank	60,935	34,069
Accrued interest receivable	27,716	24,818
Office properties and equipment, net	29,710	28,652
Net deferred tax asset	40,702	40,144
Bank owned life insurance contract	96,170	92,198
Other assets	3,036	1,294
Total assets	$6,419,142	5,722,026
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$3,970,275	3,768,188
Borrowed funds	1,563,583	1,038,710
Advance payments by borrowers for taxes and insurance	21,829	18,062
Other liabilities	34,917	38,207
Total liabilities	5,590,604	4,863,167
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 authorized shares; none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 118,020,280 issued; 104,355,135 and 107,647,019 outstanding at June 30, 2008 and June 30, 2007, respectively.	532	532
Additional paid-in capital	514,613	506,026
Unallocated common stock held by the employee stock ownership plan	(37,578)	(38,996)
Treasury stock, at cost; 9,009,524 and 4,806,736 shares at June 30, 2008 and June 30, 2007, respectively	(128,977)	(70,973)
Retained earnings	486,244	470,205
Accumulated other comprehensive loss:
Net unrealized loss on securities available for sale, net of tax	(3,504)	(3,975)
Minimum pension liability, net of tax	(2,792)	(3,960)
	(6,296)	(7,935)
Total stockholders' equity	828,538	858,859
Total liabilities and stockholders' equity	$6,419,142	5,722,026

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
(Unaudited)

	For the Three Months		For the Years
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$61,372	49,484	229,634	182,996
Securities:
Government-sponsored enterprise obligations	638	1,462	4,662	5,851
Mortgage-backed securities	14,202	18,047	62,919	80,712
Equity securities available-for-sale	63	91	287	1,786
Municipal bonds and other debt	2,162	2,739	10,935	9,967
Interest-bearing deposits	160	238	974	993
Repurchase agreements	—	—	162	—
Federal Home Loan Bank stock	859	661	3,234	2,918
Total interest and dividend income	79,456	72,722	312,807	285,223
Interest expense:
Deposits	34,539	38,264	152,745	140,136
Secured borrowings	13,536	12,383	54,950	55,127
Total interest expense	48,075	50,647	207,695	195,263
Net interest income	31,381	22,075	105,112	89,960
Provision for loan losses	3,700	203	6,646	729
Net interest income after provision for loan losses	27,681	21,872	98,466	89,231
Non-interest income:
Fees and service charges	674	680	3,022	2,762
Income on bank owned life insurance contract	955	977	3,972	3,749
Gain on sales of mortgage loans, net	139	155	605	244
Loss on securities transactions, net	(441)	—	(682)	(3,790)
Other income	91	65	456	210
Total non-interest income	1,418	1,877	7,373	3,175
Non-interest expenses:
Compensation and fringe benefits	13,618	13,666	53,886	51,221
Advertising and promotional expense	846	758	2,736	3,310
Office occupancy and equipment expense	2,836	2,681	10,888	10,470
Federal insurance premiums	110	114	445	451
Stationery, printing, supplies and telephone	481	432	1,869	1,688
Legal, audit, accounting, and supervisory examination fees	392	440	2,008	2,094
Data processing service fees	1,355	1,118	4,730	4,315
Other operating expenses	1,043	905	4,218	4,068
Total non-interest expenses	20,681	20,114	80,780	77,617
Income before income tax expense (benefit)	8,418	3,635	25,059	14,789
Income tax expense (benefit)	2,939	712	9,030	(7,477)
Net income	$5,479	2,923	16,029	22,266
Earnings per share - basic and diluted	$0.05	$0.03	$0.15	$0.20
Weighted average shares outstanding
Basic	104,355,135	108,475,727	105,447,910	111,730,234
Diluted	104,540,544	108,579,434	105,601,764	112,012,064

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	June 30, 2008				June 30, 2007
	Average Outstanding Balance		Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance		Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Due from banks	$37,567		$160	1.70%	$24,564		$238	3.88%
Securities available-for-sale	215,521		2,472	4.59%	275,299		3,140	4.56%
Securities held-to-maturity	1,305,033		14,593	4.47%	1,603,536		19,199	4.79%
Net loans	4,391,482		61,372	5.59%	3,500,395		49,484	5.65%
Stock in FHLB	49,797		859	6.90%	31,891		661	8.29%
Total interest-earning assets	5,999,400		79,456	5.30%	5,435,685		72,722	5.35%
Non-interest earning assets	187,606				182,830
Total assets	$6,187,006				$5,618,515

Interest-bearing liabilities:
Savings	$406,120		2,056	2.03%	$343,668		1,734	2.02%
Interest-bearing checking	352,366		1,370	1.56%	331,683		1,980	2.39%
Money market accounts	216,077		1,116	2.07%	171,829		938	2.18%
Certificates of deposit	2,948,463		29,997	4.07%	2,823,885		33,612	4.76%
Borrowed funds	1,323,184		13,536	4.09%	989,334		12,383	5.01%
Total interest-bearing liabilities	5,246,210		48,075	3.67%	4,660,399		50,647	4.35%
Non-interest bearing liabilities	104,928				92,595
Total liabilities	5,351,138				4,752,994

Stockholders' equity	835,868				865,521
Total liabilities and stockholders' equity	$6,187,006				$5,618,515

Net interest income			$31,381				$22,075

Net interest rate spread				1.63%				1.00%

Net interest earning assets	$753,190				$775,286

Net interest margin				2.09%				1.62%

Ratio of interest-earning assets to total interest- bearing liabilities	1.14	X			1.17	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For the Years Ended June 30,
	2008				2007
	Average Outstanding Balance		Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance		Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Due from banks	$32,948		$974	2.96%	$25,701		$993	3.86%
Repurchase agreements	5,798		162	2.79%	-		-	-
Securities available-for-sale	235,385		10,826	4.60%	406,274		18,006	4.43%
Securities held-to-maturity	1,438,804		67,977	4.72%	1,689,890		80,310	4.75%
Net loans	4,043,398		229,634	5.68%	3,305,807		182,996	5.54%
Stock in FHLB	44,939		3,234	7.20%	40,304		2,918	7.24%
Total interest-earning assets	5,801,272		312,807	5.39%	5,467,976		285,223	5.22%
Non-interest earning assets	185,705				170,671
Total assets	$5,986,977				$5,638,647

Interest-bearing liabilities:
Savings	$372,846		7,718	2.07%	$302,331		4,685	1.55%
Interest-bearing checking	353,564		7,329	2.07%	321,155		7,473	2.33%
Money market accounts	204,952		5,005	2.44%	185,849		3,596	1.93%
Certificates of deposit	2,909,550		132,693	4.56%	2,719,327		124,382	4.57%
Borrowed funds	1,208,529		54,950	4.55%	1,121,697		55,127	4.91%
Total interest-bearing liabilities	5,049,441		207,695	4.11%	4,650,359		195,263	4.20%
Non-interest bearing liabilities	102,828				87,946
Total liabilities	5,152,269				4,738,305

Stockholders' equity	834,708				900,342
Total liabilities and stockholders' equity	$5,986,977				$5,638,647

Net interest income			$105,112				$89,960

Net interest rate spread				1.28%				1.02%

Net interest earning assets	$751,831				$817,617

Net interest margin				1.81%				1.65%

Ratio of interest-earning assets to total interest- bearing liabilities	1.15	X			1.18	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Performance Ratios

	For the Three Months Ended
	June 30,
	2008	2007

Return on average assets	0.35%	0.21%
Return on average equity	2.62%	1.35%
Interest rate spread	1.63%	1.00%
Net interest margin	2.09%	1.62%
Efficiency ratio	63.05%	83.98%
Non-interest expense to average total assets	1.34%	1.43%
Average interest-earning assets to average interest-bearing liabilities	1.14	1.17

	For the Year Ended
	June 30,
	2008	2007

Return on average assets	0.27%	0.39%
Return on average equity	1.92%	2.47%
Interest rate spread	1.28%	1.02%
Net interest margin	1.81%	1.65%
Efficiency ratio	71.81%	83.34%
Non-interest expense to average total assets	1.35%	1.38%
Average interest-earning assets to average interest-bearing liabilities	1.15	1.18

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Financial Ratios and Other Data

	At June 30,
	2008	2007

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.30%	0.09%
Non-performing loans as a percent of total loans	0.42%	0.14%
Allowance for loan losses as a percent of total loans	0.29%	0.19%
Allowance for loan losses as a percent of non-performing loans	70.03%	135.00%

Capital Ratios:
Total risk-based capital (to risk weighted assets) (1)	21.77%	25.18%
Tier 1 risk-based capital (to risk weighted assets) (1)	21.37%	24.93%
Tier 1 leverage (core) capital (to adjusted tangible assets) (1)	11.93%	12.52%
Equity to total assets (period end)	12.91%	15.01%
Average equity to average assets	13.94%	15.97%
Tangible capital (to tangible assets)	12.89%	15.01%
Book value per common share	$7.87	$7.86

Other Data:
Number of full service offices	52	51
Full time equivalent employees	519	509

(1) Ratios are for Investors Savings Bank and do not include capital retained at the holding company level.